Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement LIRN-1 dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119

Subject to Completion

Preliminary Term Sheet dated August 30, 2012

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-5 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement LIRN-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to Barclays	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September     , 2012

Units $10 principal amount per unit CUSIP No. Pricing Date* September     , 2012 Settlement Date* October     , 2012 Maturity Date* September     , 2014 *Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”) Capped Leveraged Index Return Notes® Linked to the PHLX Housing SectorSM Index Maturity of approximately two years 2-to-1 upside exposure to increases in the Index, subject to a capped return of [28% to 32%] 1-to-1 downside exposure to decreases in the Index beyond a 10% decline, with 90% of your principal at risk All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC No periodic interest payments Limited secondary market liquidity, with no exchange listing The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction.

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Summary

The Capped Leveraged Index Return Notes® Linked to the PHLX Housing SectorSM Index due September     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the PHLX Housing SectorSM Index (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement LIRN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153072/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:	PHLX Housing SectorSM Index (Bloomberg symbol: “HGX”), a price return index.
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-24 of product supplement LIRN-1.

Threshold Value:	90% of the Starting Value, rounded to two decimal places.
Capped Value:	[$12.80 to $13.20] per unit of the notes, which represents a return of [28% to 32%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date
Participation Rate:	200%
Calculation Agent:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 200%, a Threshold Value of 90% of the Starting Value and a Capped Value of $13.00, the midpoint of the Capped Value range of [$12.80 to $13.20]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 90, the Participation Rate of 200%, and a Capped Value of $13.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.00		-40.00%
60.00		-40.00%	$7.00		-30.00%
70.00		-30.00%	$8.00		-20.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$10.00		0.00%
95.00		-5.00%	$10.00		0.00%
98.00		-2.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
105.00		5.00%	$11.00		10.00%
108.00		8.00%	$11.60		16.00%
110.00		10.00%	$12.00		20.00%
120.00		20.00%	$13.00	(3)	30.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$13.00		30.00%
150.00		50.00%	$13.00		30.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00
Threshold Value:	90.00

$10 –	[	$10 ×	(90 – 80)	]	= $9.00	Redemption Amount per unit
100

Example 2

The Ending Value is 95.00, or 95.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	95.00
Threshold Value:	90.00

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 105.00, or 105.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	105.00

$10 +	[	$10 × 200% ×	(105 – 100)	]	= $11.00 Redemption Amount per unit
100

Example 4

The Ending Value is 140.00, or 140.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	140.00

$10 +	[	$10 × 200% ×	(140 – 100)	]	= $18.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.00 per unit
100

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-1 and page S-6 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-11 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Additional Risk Factors

The stocks included in the Index are concentrated in one sector.

All of the stocks included in the Index are issued by companies whose primary lines of business are directly associated with the U.S. housing construction sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the U.S. housing construction sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of Index Components may affect its level and the Index is not necessarily representative of the U.S. housing construction industry.

As of July 31, 2012, the top three Index Components constituted 34.97% of the total weight of the Index and the top six Index Components constituted 59.1% of the total weight of the Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Index and the value of the notes.

While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the U.S. housing construction industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the U.S. housing construction industry generally increase in value.

The housing construction industry is significantly affected by general and local economic conditions and real estate markets as well as by weather conditions, natural disasters, and geopolitical events, any of which could adversely affect the performance of the companies included in the Index.

The housing construction industry is cyclical and has from time to time experienced significant difficulties. The prices of the equity securities included in the Index and, in turn, the level of the Index will be affected by a number of factors that may affect the value of the notes, including:

▪	employment levels and job growth;

▪	the availability of financing for home buyers;

▪	market interest rates;

▪	consumer confidence;

▪	housing demand;

▪	the availability of suitable undeveloped land;

▪	raw material and labor shortages and price fluctuations;

▪	federal, state, and local laws and regulations concerning the development of land, housing construction, home sales, consumer financing, and environmental protection;

▪	competition among companies which engage in the housing construction business; and

▪	the supply of homes and other housing alternatives.

In addition, weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, floods, and fires can harm the housing construction business. Geopolitical events, such as armed conflict and related market disruptions could also have a significant impact on the housing construction business.

These factors described above could cause a change in the housing construction industry generally or regionally and could cause the value of the equity securities included in the Index and the level of the Index to decrease or remain flat during the term of the notes.

There is no direct correlation between the value of the notes or the level of the Index and residential housing prices.

There is no direct linkage between the level of the Index and residential housing prices in specific regions or residential housing prices in general. While residential housing prices may be one factor that could affect the prices of the stocks included in the Index and, consequently, the Redemption Amount, the Index and the notes are not directly linked to movements of residential housing prices and may be affected by factors unrelated to those movements.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

The Index

We have obtained all information regarding the Index contained in this term sheet, including its make-up, method of calculation, and changes in its components, from information prepared by NASDAQ OMX (the “Index sponsor”). That information reflects the policies of, and is subject to change by NASDAQ OMX. NASDAQ OMX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of NASDAQ OMX discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs — Discontinuance of a Market Measure” beginning on page S-29 of product supplement LIRN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

“Nasdaq®,” “OMX®,” “NASDAQ OMX®,” “PHLX®,” “PHLX Housing SectorSM Index,” and “HGXSM” are registered trademarks or servicemarks of Nasdaq OMX and have been licensed for use. The notes have not been passed on by NASDAQ OMX as to their legality or suitability and are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates. NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES AND MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

The Index is designed to measure the performance of a set of companies whose primary lines of business are directly associated with the U.S. housing construction market. The Index is currently composed of 19 members. See “ — Composition of the Index.” The Index is published by NASDAQ OMX. The Index began on January 2, 2002 at a base value of 250.00.

The Index is monitored or benchmarked against the value at which it was initially set. The Index will reflect the U.S. housing construction industry only to the extent that the underlying issues are representative of the industry. NASDAQ OMX will adjust the composition of the Index due to mergers of component issuers, because issuers no longer reflect the particular Index group, or to improve the Index’s correlation to the U.S. housing construction industry, as described in more detail below.

General

The Index is a modified market capitalization-weighted index, in which the value of the Index equals the aggregate value of the Index share weights, also known as the “Index Shares,” of each of the securities included in the Index (the “Index Securities”), multiplied by each such Index Security’s last sale price, and divided by the divisor of the Index. The divisor serves the purpose of scaling the aggregate Index value to a lower order of magnitude, which is more desirable for Index reporting purposes. If trading in an Index Security is halted while the applicable market is open, the most recent last sale price for that security is used for all Index computations until trading resumes. If trading is halted before the market is open, the previous day’s last sale price is used.

The Index is ordinarily calculated without regard to cash dividends on the Index Securities.

The Index is calculated during the trading day and is disseminated once per second from 9:30 a.m. to 5:16 p.m., east coast time. The closing value of the Index may change up until 5:15 p.m. east coast time due to corrections to the last sale price of the Index Securities.

Eligibility

Index eligibility is limited to specific types of securities. The security types eligible for the Index include domestic or foreign common stocks, ordinary shares, shares of beneficial interest or limited partnership interests, and tracking stocks. Security types not included in the Index are American Depository Receipts, closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.

Initial Security Eligibility Criteria

To be included in the Index, a security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Amex Equities U.S.;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing construction market;

▪	only one class of security per issuer is allowed;

▪	the security must have a market capitalization of at least $100 million;

▪	the security must have traded at least 1.5 million shares in each of the last six months;

▪	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

▪	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for the Index;

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

▪	the issuer of the security must have “seasoned” on a recognized market for at least six months; in the case of spin-offs, the operating history of the spin-off will be considered.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Component Replacement Criteria

In the event that an Index Security no longer meets the continued security eligibility criteria described below, it will be replaced with a security that meets all of the initial security eligibility criteria and additional criteria which follows. Securities eligible for inclusion will be ranked descending by market value, current price, and percentage price change over the previous six months. The security with the highest overall ranking will be added to the Index (if multiple securities have the same rank, the security with the largest market capitalization will rank higher), provided that the Index then meets the following criteria:

▪	no single Index Security is greater than 20% of the weight of the Index, and the top five Index Securities do not constitute more than 55% of the weight of the Index; and

▪	no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.

In the event that the highest ranking security does not permit the Index to meet the above criteria, the next highest ranking security will be selected and the Index criteria will again be applied to determine eligibility. The process will continue until a qualifying replacement security is selected.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

▪	the security must be listed on the New York Stock Exchange, the Nasdaq Stock Market, or NYSE Amex Equities U.S.;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is associated with the U.S. housing sector;

▪	the security must have a market capitalization of at least $60 million;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings; and

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

▪

no single Index Security is greater than 25% of the weight of the Index, and the top five Index Securities do not constitute more than 60% of the weight of the Index (measured semi-annually on the first trading day in January and July);

▪	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;

▪	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index and in no event will be less than nine;

▪	Index Securities representing at least 95% of the weight of the Index have a market capitalization of at least $75 million;

▪	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules;

▪

Index Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months; and

▪

the lesser of the five highest weighted Index Securities or the highest weighted Index Securities that in the aggregate represent at least 30% of the total number of Index Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past six months.

In the event the Index does not meet the criteria, the Index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the component replacement rules to ensure compliance with these criteria.

Index Maintenance

If a corporate event occurs as to any Index Security, such as a stock dividend, stock split, spin-off or rights issuance, the Index Shares and/or the price of the Index Security will be adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the adjustment in the Index Shares and/or the price of the Index Security will be made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. The Index Shares are derived from the Index Security’s total shares outstanding. The Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

In the event of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price of an Index Security in accordance with its Index dividend policy. If NASDAQ OMX determines that a change will be made, it will become effective on the ex-date.

In the event of a change in the Index Shares, a change in an Index Security, or a change to the price of an Index Security due to spin-offs, rights issuances, or special cash dividends, the divisor is ordinarily adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the Index prior to market open on the applicable effective date.

Index Rebalancing

The Index uses a modified market capitalization-weighting methodology. Each quarter, the Index is rebalanced so that the maximum weight of any Index Security will not exceed 15% and no more than two Index Securities will be at the cap. Under those circumstances, any Index Security that is then in excess of 8% will be capped at 8%. The aggregate amount by which all Index Securities over 15% and 8% is reduced will be redistributed proportionally across the remaining Index Securities. After redistribution, if any other Index Security then exceeds 8%, the Index Security is set to 8% of the Index and the redistribution is repeated to derive the final weights.

The modified market capitalization-weighted methodology is applied to the capitalization of each Index Security, using the last sale price of the Index Security at the close of trading on the first Friday in March, June, September, and December and after applying quarterly changes to the total shares outstanding. Index Shares are then calculated by multiplying the weight of the Index Security by the new market value of the Index and dividing the modified market capitalization for each Index Security by its corresponding last sale price. The changes become effective after trading on the third Friday in March, June, September, and December.

Composition of the Index

As of July 31, 2012, the Index was composed of the following nineteen stocks:

Company	Percentage of Index Weighting*
Weyerhaeuser Company	16.61%
D.R. Horton, Inc.	9.92%
Vulcan Materials Company	8.44%
Lennar Corporation	8.08%
Toll Brothers, Inc.	8.08%
Pulte Homes, Inc.	7.97%
Fidelity National Financial, Inc.	7.46%
Masco Corporation	7.17%
Owens Corning	6.00%
Armstrong World Industries, Inc.	4.17%
Lennox International Inc.	4.09%
M.D.C. Holdings, Inc.	2.81%
Meritage Homes Corporation	2.11%
Standard Pacific Corp.	2.08%
The Ryland Group, Inc.	1.96%
KB Home	1.31%
Radian Group Inc.	0.69%
M/I Homes, Inc.	0.57%
Hovnanian Enterprises, Inc.	0.47%

*	Rounded to two decimal places.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

The following graph shows the monthly historical performance of the Index in the period from January 2007 through July 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 27, 2012, the closing level of the Index was 144.05.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

NASDAQ OMX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index, which is owned and published by NASDAQ OMX in connection with the notes. We will, prior to the pricing date of the notes, enter into a sub-license agreement with MLPF&S with respect to the Index. The license agreement between NASDAQ OMX and MLPF&S provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates. NASDAQ OMX or its affiliates have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. NASDAQ OMX or its affiliates makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. NASDAQ OMX or its affiliates’ only relationship to MLPF&S and to us is the licensing of the Nasdaq®, OMX®, PHLX Housing SectorSM, and HGXSM registered trademarks, service marks, and certain trade names of NASDAQ OMX and the use of the Index, which is determined, composed, and calculated by NASDAQ OMX or its affiliates without regard to MLPF&S, us, or the notes. NASDAQ OMX or its affiliates has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the notes into consideration in determining, composing, or calculating the Index. NASDAQ OMX or its affiliates is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. NASDAQ OMX or its affiliates has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion, or trading of the notes.

NASDAQ OMX OR ITS AFFILIATES DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX OR ITS AFFILIATES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ OMX OR ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ OMX OR ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its subsidiaries or affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-10 and “Use of Proceeds” on page S-21 of product supplement LIRN-1.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to the PHLX Housing Sector Index, due September , 2014

Material U.S. Federal Income Tax Consequences

Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in product supplement LIRN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement LIRN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Market Measure. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the notes in the manner described above. No assurance can be given that the IRS or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the notes when these regulations are finalized.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Capped Leveraged Index Return Notes®	TS-12